EXHIBIT 99.1

NEWS

VEECO ANNOUNCES PROMOTION OF WILLIAM J. MILLER TO PRESIDENT

PLAINVIEW, N.Y.—January 4, 2015— Veeco Instruments Inc. (Nasdaq:VECO) today announced that William J. Miller, Ph.D. has been promoted to President, effective immediately.  In his new role, Dr. Miller will have direct responsibility over all of Veeco’s business units and central R&D.  He will also oversee global manufacturing operations, a responsibility he assumed in 2015.

Dr. Miller served as Executive Vice President, Process Equipment since 2011, where he guided the strategic direction and product development for Veeco’s etch and deposition product lines.

“Bill is a proven leader and has played a pivotal role in executing Veeco’s growth strategies,” said John Peeler, Veeco’s Chairman and Chief Executive Officer.  “Among his many accomplishments, Bill was instrumental in catapulting our Metal Organic Chemical Vapor Deposition (MOCVD) business to the leadership position we enjoy today.  I am confident that Bill will excel in his new role and I look forward to continuing to work with him in the years ahead.”

Dr. Miller joined Veeco in 2002 and has held a series of technology and operational leadership roles with increasing levels of responsibility.  Prior to this promotion, he served as Executive Vice President, Process Equipment.  He was Executive Vice President, Compound Semiconductor from July 2010 until December 2011.  Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business beginning in January 2009.  From January 2006 to January 2009, Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business. Prior to Veeco, Miller worked for Advanced Energy and Exxon holding various engineering and operations leadership positions.  He earned his doctoral, master’s and bachelor’s degrees in Mechanical Engineering from the University of Pennsylvania.

“It is a tremendous honor to be named President of Veeco,” Miller said. “Having spent the majority of my career with Veeco, it has been very gratifying to be part of such an exceptional organization.  I am excited by our future prospects and look forward to playing a part in Veeco’s continued success.”

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, displays, power electronics, compound semiconductors, hard disk drives, semiconductors, MEMS and wireless chips. We are the leader in MOCVD, MBE, Ion Beam, Wet Etch single wafer processing and other advanced thin film process technologies. Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership. For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors:	Media:
Shanye Hudson 516-677-0200 x1272 shudson@veeco.com	Jeffrey Pina 516-677-0200 x1222
jpina@veeco.com